Exhibit 99.1

LAM RESEARCH CORPORATION ANNOUNCES INTENTION TO OFFER $700 MILLION OF CONVERTIBLE NOTES

FOR IMMEDIATE RELEASE

Lam Research Corporation Contacts:

Shanye Hudson, Director, Investor Relations, phone: 510/572-4589,

e-mail: shanye.hudson@lamresearch.com

FREMONT, Calif., May 5 — Lam Research Corporation (NASDAQ: LRCX) today announced that it proposes to offer $700 million of convertible senior notes, subject to market conditions and other factors. The notes would be issued in two tranches of $350 million each due in May 2016 and May 2018, respectively, and are to be offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The notes will be convertible, upon certain conditions, into cash up to their principal amount and, with respect to any excess conversion value, shares of Lam Research common stock. The interest rate, conversion rate, offering price and other terms will be determined by negotiations between the company and the initial purchasers of the notes. The company also expects to grant to the initial purchasers the right to purchase an additional $50 million of each tranche to cover over-allotments.

Lam Research intends to use a portion of the net proceeds of the offering to repurchase, depending on interest, a minimum of 1,000,000 shares of its common stock and may repurchase up to 3,000,000 shares of its common stock from purchasers of notes in privately negotiated transactions effected through one of the initial purchasers. The price of the common stock repurchased in such transactions is expected to equal the closing price per share of its common stock on the date of the pricing of the offering. This activity could affect the market price of Lam Research common stock concurrently with, or shortly after, the pricing of the notes, and could result in a higher effective conversion price for the notes. In addition, following this offering Lam Research may from time to time repurchase additional shares of common stock pursuant to our stock repurchase program. Any future repurchases could affect the market price of Lam Research common stock or the notes.

In connection with the pricing of the notes, Lam Research also expects to enter into privately negotiated convertible note hedge and warrant transactions with the initial purchasers or their respective affiliates. Lam Research intends to use a portion of the net proceeds to pay the cost of the convertible note hedge transactions (taking into account the proceeds to it from the sale of the warrants). If the initial purchasers exercise their over-allotment option with respect to a series of notes, Lam Research expects to sell additional warrants and use a portion of the net proceeds from the sale of the additional notes, together with the proceeds from the additional warrants, to enter into additional convertible note hedge transactions.

The convertible note hedge transactions are expected to reduce the potential dilution with respect to shares of Lam Research common stock upon any conversion of the notes; however, the warrant transactions will have a dilutive effect with respect to Lam Research common stock to the extent that the market price per share of Lam Research common stock exceeds the applicable strike price of the warrants. In connection with the convertible note hedge and warrant transactions, the initial purchasers or their affiliates that will be parties to those transactions have advised Lam Research that they expect to enter into various derivative transactions with respect to Lam Research common stock. This activity could increase (or reduce the size of any decrease in) the market price of Lam Research common stock or the notes above market levels that would have prevailed or prevent or retard a decline in the market price of Lam Research common stock or the notes. In addition, the initial purchasers or their affiliates that are parties to those transactions have advised Lam Research that they may modify their hedge positions by entering into or unwinding various derivatives with respect to Lam Research common stock and/or purchasing or selling of Lam Research common stock in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period related to a conversion of notes). This activity could also cause or avoid an increase or a decrease in the market price of Lam Research common stock or the notes, which could affect holders’ ability to convert the notes and, to the extent the activity occurs during any observation period related to the notes, it could affect the number of shares and value of the consideration that holders will receive upon conversion of the notes.

The balance of the net proceeds of the offering is intended to be used for general corporate purposes, including working capital and capital expenditures. Lam Research may also use a portion of the net proceeds to acquire other businesses, products or technologies, or to repurchase shares of our common stock under our share repurchase program. The company does not have agreements or commitments for any specific acquisition at this time.

This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any of these securities. Any offers of the notes will be made only by means of a confidential offering memorandum. The notes, the convertible note hedge transactions, the warrants and the shares of Lam Research common stock underlying these securities have not been and will not be registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

Lam Research Corporation is a major provider of wafer fabrication equipment and services to the world’s semiconductor industry. Lam’s common stock trades on The NASDAQ Global Select MarketSM under the symbol LRCX. Lam Research is a NASDAQ-100(R) company.

This release contains forward-looking statements and projections. Forward-looking statements and projections can often be identified by the use of forward-looking words such as “expect,” “may,” “will,” “could,” “believe,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project” or other similar expressions to identify such forward-looking statements. Undue reliance should not be placed on such forward-looking statements and projections, which speak only as of the date they are made. Lam Research undertakes no obligation to update such forward-looking statements. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties. Such risks and uncertainties include, but are not limited to, whether or not Lam Research will offer the notes or consummate the offering, the anticipated terms of the notes and the offering, the anticipated use of the proceeds of the offering and whether the convertible note hedge and warrant transactions will become effective.

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